Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2009

HOUSTON May 8, 2009 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $24.7 million, or $0.63 per diluted share for the three months ended March 31, 2009, versus net income of $25.4 million, or $0.62 per diluted share for the first quarter of 2008. Total revenues were $127.5 million during the quarter ended March 31, 2009 as compared to $132.4 million for the same period in 2008. The reduction in total revenues resulted from a decrease of $12.0 million in revenues related to offshore rig and surface equipment offset by an increase in revenues from subsea equipment of $4.9 million and services of $2.2 million. Operating income totaled approximately $34.7 million in the first quarters of both 2009 and 2008. However, as a percentage of revenues, operating income increased to 27.2% in 2009 from 26.2% in 2008.

In addition, the Company announced that its backlog at March 31, 2009 was approximately $573 million, compared to its March 31, 2008 backlog of approximately $438 million. The Company expects its earnings per share for the quarter ending June 30, 2009 to approximate $0.58 to $0.68 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2008	2009
Revenues	$132,413	$127,522
Cost and expenses:
Cost of sales	77,819	72,017
Selling, general and administrative	13,618	14,540
Engineering and product development	6,264	6,305

	97,701	92,862

Operating income	34,712	34,660

Interest income	1,704	212
Interest expense	(58)	(48)

Income before income taxes	36,358	34,824
Income tax provision	10,967	10,153

Net income	$25,391	$24,671

Diluted earnings per share	$0.62	$0.63

Weighted average shares – diluted	41,188	39,315

Depreciation and amortization	$4,076	$4,162

Capital expenditures	$14,034	$13,794